UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 19, 2009
Commercial Metals Company

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338

(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)
(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On May 26, 2009, Commercial Metals Company (the “Company”) entered into an Amendment (the “Amendment”) to the Second Amended and Restated Receivables Purchase Agreement, dated April 30, 2008 (the “RPA”), among CMC Receivables, Inc., the Company, Liberty Street Funding LLC (“Liberty”), Gotham Funding Corporation (“Gotham”), The Bank of Nova Scotia (“Scotia”) and The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch (“BTMU”). Defined terms used herein and not defined herein have the meanings assigned to such terms in the RPA, a copy of which was filed as Exhibit 10.1 to the Company’s Form 8-K, filed May 2, 2008.
     Pursuant to the Amendment, Liberty, Gotham, Scotia, and BTMU each waived any Termination Event arising under Section 10.01(r) of the RPA as a result of the average Default Ratio for the three consecutive Accounting Periods ended April 30, 2009 exceeding 3%. Liberty, Gotham, Scotia, and BTMU also each waived any Termination Event arising under Section 10.01(s) of the RPA as a result of the average Dilution Ratio for the three consecutive Accounting Periods ended April 30, 2009 exceeding 5%.
     In addition, the Amendment amended (i) Section 1.01 of the RPA to (a) change the definition of “Commitment Termination Date” from May 26, 2009 to June 12, 2009, (b) change the definition of “Expiration Date” from May 26, 2009 to June 12, 2009 and (c) change the definition of “Reserve Period” from “May 26, 2009” to “June 12, 2009”.
     The Amendment is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference. The description of the material terms of the Amendment is qualified in its entirety by reference to such exhibit.

Item 5.02(e)	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Approval of Form of Restricted Stock Unit Award Agreement.
     On May 19, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved the form of Restricted Stock Unit Award Agreement (the “Agreement”) to be used by the Company in connection with awards of restricted stock units (“Awarded Units”) to the Company’s employees under the Company’s 2006 Long-Term Equity Incentive Plan (the “2006 Plan”). The Agreement provides for the grant of Awarded Units consisting of the right to receive, upon the vesting date, delivery of one share of the Company’s Common Stock for each vested Awarded Unit.
     Except as specifically provided in the Agreement and subject to certain restrictions and conditions set forth in the 2006 Plan, the Awarded Units will vest upon the following: (i) for 20 consecutive trading days between the date of grant and May 19, 2012, the closing price of the Common Stock is at least $30 per share (as adjusted during such period pursuant to the 2006 Plan) and the Company ranks at or greater than the 50th percentile on a Total Stockholder Return basis (as defined in the Agreement) as compared to its Peer Group (as defined in the Agreement) with the Total Stockholder Return being based on the average of the closing prices for the month of December 2008 versus the average of the closing prices for the month of December 2011; or (ii) for 20 consecutive trading days between the date of grant and May 19, 2012, the closing price of the Common Stock is at least $24 per share (as adjusted during such period pursuant to the 2006 Plan) and the Company ranks at or greater than the 80th percentile on a Total Stockholder Return basis as compared to its Peer Group with the Total Stockholder Return being based on the average of the closing prices for the month of December 2008 versus the average of the closing prices for the month of December 2011.
     The determination of whether any vesting criteria have been met is to be made by the Committee in a manner consistent with prior practice. Awarded Units that are not vested in accordance with the Agreement are forfeited on the earlier of the date of the participant’s termination of service or May 19, 2012.
     The foregoing description of the form of Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and filed as Exhibit 10.2 hereto.
     Restricted Stock Unit Awards.
     On May 19, 2009, the Committee granted each of Murray R. McClean, Russell B. Rinn, Hanns Zoellner, and William B. Larson the number of Awarded Units set forth opposite his name in the table below. The Awarded Units, which were granted pursuant to the 2006 Plan, are governed by a Restricted Stock Unit Agreement, the form of which is described above and attached as Exhibit 10.2.

Recipient	Number of Awarded Units

Murray R. McClean Chairman, President and Chief Executive Officer	60,000

Russell B. Rinn Executive Vice President & President of Americas Division	30,000

Hanns Zoellner Executive Vice President & President International Division	30,000

William B. Larson Senior Vice President and Chief Financial Officer	25,000

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

10.1	Amendment to the Second Amended and Restated Receivables Purchase Agreement, dated May 26, 2009, among CMC Receivables Inc., Commercial Metals Company, Liberty Street Funding LLC, Gotham Funding Corporation, The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch.

10.2	Form of Restricted Stock Unit Award Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY
Date: May 26, 2009
	By:	/s/ William B. Larson
		Name:	William B. Larson
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment to the Second Amended and Restated Receivables Purchase Agreement, dated May 26, 2009, among CMC Receivables Inc., Commercial Metals Company, Liberty Street Funding LLC, Gotham Funding Corporation, The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch.

10.2	Form of Restricted Stock Unit Award Agreement